EXHIBIT 99.1

Press Release

Las Vegas Sands Corp. President Signs New
Multi-Year Contract

Las Vegas, NV (June 13, 2012) — Las Vegas Sands Corp. (NYSE: LVS) announced today that Michael A. Leven, the company’s president and chief operating officer,  has signed a new contract that  will keep the long-time hospitality veteran at the helm of the organization until the end of 2014.  Coming on the heels of the recent contract extension of Global Gaming President Rob Goldstein and the hiring of Executive Vice President of Operations Chris Cahill, the extension of Mr. Leven’s contract further solidifies a management team which has consistently produced industry-leading results.

“Under Mike Leven’s leadership our company has experienced tremendous success, and I am very grateful and honored that he has committed to be here with us for a longer period of time,” said Mr. Sheldon G. Adelson, chairman and chief executive officer of Las Vegas Sands Corp.  “Mike has brought a very high level of professionalism to the company.  He is not only the nicest guy, he's also probably the most competent and productive businessman I've worked with - and that's 66 years in business.”

Mr. Adelson said he expects his executive management team -- which along with Messrs. Leven, Goldstein and Cahill includes Chief Financial Officer Ken Kay and Global General Counsel Ira Raphaelson -- to push the company to even greater heights in the years to come.

“Being the world’s leading developer of integrated resorts is frankly not enough for me or our senior management team.  We also want the company to be a great investment for our shareholders, a best-in-class employer for our team members and a strong community partner in the areas in which we operate.  Along with producing strong financial results, returning capital to our shareholders, and aggressively exploring new development opportunities, our management team will continue working tirelessly to meet our own lofty expectations and those of others,” said Mr. Adelson.

Mr. Leven joined the Las Vegas Sands Corp. Board of Directors in 2004 and began serving as president and chief operating officer in March 2009.  His previous contract was set to expire this November.

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About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (Integrated Resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

The Venetian and The Palazzo, Five-Diamond luxury resorts on the Las Vegas Strip, and Sands Bethlehem in Eastern Pennsylvania are the company's properties in the United States.
Marina Bay Sands® is the company's iconic Integrated Resort in Singapore's downtown Marina Bay district.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a portfolio of properties on Macao's COTAI STRIP®, including The Venetian Macao, Four Seasons Hotel Macao, and Sands Cotai Central, a 13.7 million square foot 6,400-room Integrated Resort, the first phase of which debuted in April 2012. The company also owns the Sands Macao on the Macao Peninsula.

Las Vegas Sands is also committed to global sustainability through its Sands Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607